LICENSE AGREEMENT

          THIS LICENSE AGREEMENT is restated the 11th day of October, 2011, but deemed effective as of the 29th day of June, 2011 (the “Effective Date”).

BETWEEN:

FIRE BLOCK TECHNOLOGIES INC.,
a body corporate, incorporated under the laws of Barbados,

(hereinafter referred to as “Fire Block” and/or the “Licensor”)

- and -

WORLDSTAR ENERGY INC.,
a body corporate, incorporated under the laws of State of Nevada, USA,

(hereinafter referred to as “WorldStar” or and/or the “Licensee”)

WITH REFERENCE TO THE FOLLOWING FACTS:

A.	Fire Block is engaged in the business of producing, manufacturing and distributing fire retardant products and supplying fire retardant chemicals;

B.

Fire Block controls the intellectual property rights to promote and further license certain patent pending methods and processes (the Zeroignition New Materials Technology, as more particularly defined in Section 2.02(o)) for producing and manufacturing wood-based products having zero ignition fire resistant characteristics (Zeroignition™ Products or Zi™ Products, as more particularly defined in Section 2.02(ee));

C.

Fire Block controls the intellectual property rights to promote, market, sell and distribute the proprietary fire retardant chemicals that are the core component of the Zeroignition New Materials Technologies (Zeroignition Solution, as more particularly defined in Section 2.02(n));

D.

Fire Block controls the intellectual property rights to promote and further license certain methods of processing palm tree empty fruit basket waste material (EFB Waste Material, as more particularly defined in Section 2.02(h)) into pulp fibre (EFB Pulp, as more particularly defined in Section 2.02(i)) suitable for manufacturing and producing engineered wood products (Zeroignition EFB Processing Technology, as more particularly defined in Section 2.02(l));

E.	WorldStar is interested in obtaining an exclusive license in the Territory, (as defined in Section 2.02 (cc)), to manufacture EFB Pulp using the Zeroignition EFB Processing Technology;

F.

WorldStar is interested in obtaining an exclusive license in the Territory to manufacture, produce, promote, sell and distribute Zeroignition Products made from EFB Waste Material treated with Zeroignition Solution, using the Zeroignition New Materials Technology;

G.

Fire Block desires to grant an exclusive license to WorldStar for the promotion, production, manufacture and distribution of Zeroignition Products manufactured utilizing EFB Waste Material and an exclusive license to manufacture EFB Pulp using the Zeroignition EFB Processing Technology, all on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual undertakings and covenants hereinafter contained, it is agreed between the parties hereto as follows:

ARTICLE 1
RECITALS

1.01    The parties to this Agreement acknowledge and agree that the recitals set out above are true and correct in all material aspects.

1.02    The recitals set out above are hereby incorporated into this Agreement by reference.

ARTICLE 2
DEFINITIONS

2.01    Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (c) words importing the singular shall also include the plural, and vice versa.

2.02    In this Agreement the following words and phrases shall have the following meanings, unless the context otherwise requires:

(a)	“Acknowledgment” shall have the meaning set forth in Section 4.04;

(b)	“Agreement” means this License Agreement, including all schedules attached hereto, which are hereby incorporated herein by reference;

(c)

“Applicable Laws” means any and all applicable federal, provincial, municipal or local laws, statutes, regulations, ordinances, rules, guidelines, policies, orders and directions or other requirements of any Governmental Authority in the Territory;

(d)	“BLMH Technologies” means BLMH Technologies Inc., a corporation established under the laws of Canada;

(e)	“Claims” shall have the meaning set forth in Article 14;

(f)	“Confidential Information” shall have the meaning set forth in Section 11.01;

(g)

“Control,” “Controls” or “Controlling” means, with respect to any Confidential Information or Intellectual Property Rights, the possession of the right, whether directly or indirectly and whether by ownership, license or otherwise, to assign or to grant a license, sublicense or other right to or under such Confidential Information or Intellectual Property Right without violating the terms of any agreement or arrangement with any Person.

(h)	“Dispute” shall have the meaning set forth in Section 19.08;

(i)	“EFB Waste Material” means empty fruit baskets and all other palm tree waste generated from the cultivation, harvesting and reforestation of palm oil trees in Indonesia and elsewhere in the Territory;

(j)	“EFB Pulp” mean EFB Waste Material that has been processed into pulp fibre for use as a raw material for the manufacture and production of engineered wood products;

(k)

“EFB Zi-Pulp” and “EFB Zi-Chips” mean EFB Waste Material or EFB Pulp that has been treated with Zeroignition Solution, whether or not using the Zeroignition New Materials Technology, to produce a component raw material for the manufacture and production of Zeroignition Products;

(l)	“Effective Date” means that date first set forth above;

(m)	“Firm Commitment” shall have the meaning set forth in Section 4.03;

(n)

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of any international organization of sovereign states, country, state, province, territory, commonwealth, municipality or other political subdivision thereof including, without limitation, any court, arbitration organization, tribunal or board;

(o)

“Improvements” means any additions, modifications, improvements or enhancements, whether or not patentable, based upon or incorporating the Zeroignition Solution, Zeroignition New Materials Technology, Zeroignition EFB Processing Technology and/or Technical Know-how;

(p)

“Intellectual Property Rights” means the intangible legal rights or interests Controlled by Licensor and evidenced by or embodied in any idea, design, know- how (including, without limitation, Technical Know-how), concept, process, method, technique, invention, discovery or improvement (including, without limitation, Improvements), expressly including any and all copyrights, trademarks (including, without limitation, Trademarks), service marks, patents, trade secrets and other intellectual property rights, and any and all applications for any of the foregoing, anywhere in the world;

(q)	“License” means, collectively, the licenses and sublicenses granted pursuant to this Agreement;

(r)	“Minimum Requirement” shall have the meaning set forth in Section 4.02;

(s)	“Purchase Order” shall have the meaning set forth in Section 4.04;

(t)

“Person” means any natural person, corporation, entity, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, trust, government or government agency, whether acting in an individual, fiduciary or other capacity;

(u)	“Rolling Forecast” shall have the meaning set forth in Section 4.03;

(v)	“Royalty” shall have the meaning set forth in Section 5.03;

(w)

“Sublicensee” means any Person approved by Licensor in accordance with Section 5.02 that has been granted a sublicense by the Licensee for purposes of (i) making Zi Products in the Territory from EFB Zi-Pulp and/or EFB Zi-Chips and (ii) offering for sale and selling such Zi Products;

(x)

“Technical Know-how” means all engineering, design, process and operating information; inventions; developments; secret processes; formulae; trade secrets; technical data and other scientific and technical information, which is Controlled by the Licensor and which relates in any way to the Zeroignition Solution, Zeroignition EFB Processing Technology, and/or Zeroignition New Materials Technology;

(y)	“Term” shall have the meaning set forth in Section 9.01;

(z)	“Territory” means the countries in South East Asia more particularly described and set out in Schedule “A” attached to this Agreement;

(aa)

“Trademarks” mean the “ZEROIGNITION”, “ZEROIGNITION” and “ZI” trademarks and all applications for such trademarks and any other trademarks filed or which in the future may be permitted by Licensor for use in connection with Zeroignition Products or the Zeroignition New Materials Technology, including, all designs and logos;

(bb)	“Zeroignition EFB Processing Technology” means the method of converting and producing EFB Pulp from EFB Waste Material suitable for use in the manufacture and production of engineered wood products;

(cc)	“Zi Product Manufacturer” any Person (other than the Licensee) that has been granted a license by the Licensor to manufacture or have manufactured Zi-Products in the Territory;

(dd)

“Zeroignition New Materials Technology” means the methods, processes and Intellectual Property Rights thereon that comprise the technology owned by BLMH Technologies and Controlled by Licensor for producing or manufacturing new fire retardant wood by incorporating Zeroignition Solution into such products;

(ee)

“Zeroignition Products” and “Zi-Products” means all wood-based products of every kind and composition that are manufactured or produced using the Zeroignition New Materials Technology, the terms Zeroignition Products and Zi - Products being interchangeable in meaning;

(ff)	“Zeroignition Solution” means all fire retardant treatment chemicals and solutions marketed, sold and distributed by the Licensor.

ARTICLE 3
LICENSOR COVENANTS

3.01    Grant of License. Subject to the terms and conditions set forth in this Agreement, the Licensor hereby grants to the Licensee:

(a)

a limited, exclusive, non-assignable, royalty-bearing license under the Intellectual Property Rights for the duration of the Term, without the right to grant any sublicense to any Person, for the sole purposes of: (i) using, making and having made EFB Pulp in the Territory using the Zeroignition EFB Processing

Technology; and (ii) offering for sale and selling such EFB Pulp anywhere in the world to customers of Licensee that are approved in writing by Licensor (all subject to BLMH Technologies’ and the Licensor’s reserved rights to continue to use, make, have made, research and develop Zeroignition EFB Processing Technology).

(b)

a limited, exclusive, non-assignable, royalty-free license under the Intellectual Property Rights for the duration of the Term, without the right to grant any sublicense to any Person, solely to manufacture and have manufactured EFB Zi- Pulp and EFB Zi-Chips in the Territory for the purposes of selling and distributing such EFB Zi-Pulp and EFB Zi-Chips in the Territory solely to Sublicensees and/or Zi Product Manufacturers (subject to BLMH Technologies’ and the Licensor’s reserved rights to continue to use, make, have made, research and develop Zeroignition Solution, the Zeroignition New Materials Technology and Zi- Products);

(c)

a limited, non-exclusive, non-assignable, royalty-free license under the Intellectual Property Rights for the duration of the Term, without the right to grant any sublicense to any Person, for the sole purposes of using, manufacturing and having manufactured Zeroignition Products in the Territory, which Zeroignition Products are made from EFB Waste Material or EFB Pulp;

(d)

a limited, non-exclusive, non-assignable (except as permitted herein), royalty- free license under the Intellectual Property Rights for the duration of the Term, with the right to grant a sublicense to one or more Sublicensees in accordance with the terms and conditions of this Agreement, for the sole purposes of manufacturing and having manufactured Zeroignition Products in the Territory, which Zeroignition Products are made from EFB Zi-Pulp and/or EFB Zi-Chips;

(e)

a limited, non-exclusive, non-assignable (except as permitted herein), royalty- bearing license under the Intellectual Property Rights for the duration of the Term, without the right to grant any sublicense to any Person, for the sole purposes of promoting, distributing, and selling Zeroignition Products anywhere in the world (except Canada) in the ordinary course of the Licensee’s business, which Zeroignition Products have been made from EFB Waste Material or EFB Pulp;

(f)

a limited, non-exclusive, non-assignable (except as permitted herein), royalty- bearing license under the Intellectual Property Rights for the duration of the Term, with the right to grant a sublicense to one or more Sublicensees in accordance with the terms and conditions of this Agreement, for the sole purposes of promoting, distributing and selling Zeroignition Products anywhere in the world (except Canada), which Zeroignition Products have been made from EFB Zi-Pulp and/or EFB Zi-Chips; and

(g)

a limited, non-exclusive, non-assignable, royalty-free license for the duration of the Term, with the right to grant a sublicense to one or more Sublicensees in accordance with the terms and conditions of this Agreement, (i) to apply the Trademarks to the labels and packaging of Zi-Products; (ii) to apply the Trademarks to advertising, marketing and promotional materials used in connection with the sale of Zi-Products; and (iii) to advertise, distribute and sell Zi-Products bearing the Trademarks, in all cases subject to the terms of this Agreement.

3.02    Acknowledgment of BLMH Technologies’ Rights. The Licensee acknowledges and agrees that certain Intellectual Property Rights included in the License are owned by BLMH Technologies and that the Licensor grants to the Licensee a sublicense to such Intellectual Property Rights pursuant to the terms and conditions of this Agreement, notwithstanding the provisions of Sections 3.01(a) through 3.01(g), inclusive.

3.03    Future Developments. The Licensor agrees to extend this Agreement, including the License, to include any and all future Improvements Controlled by Licensor.

3.04    Necessary Disclosures. Upon request by the Licensee within the first six (6) months following the Effective Date, the Licensor agrees to disclose to the Licensee all manufacturing processes, techniques, and Technical Know-how properly necessary to exploit the License, and to make no charge therefore, except travel costs for traveling to the plant of the Licensee; provided, however, that nothing herein shall be construed as requiring the Licensor to disclose the chemical formulation of Zeroignition Solution.

3.05    Zi Product Manufacturers. Any and all Zi Product Manufacturers existing as of the Effective Date shall be identified in writing by the Licensor and provided to the Licensee within ten (10) days of the Effective Date. The Licensor shall notify the Licensee of any additional Zi Product Manufacturers within ten (10) days of the execution of the Licensor’s license agreement with such Zi Product Manufacturer.

ARTICLE 4
SUPPLY OF ZEROIGNITION SOLUTION

4.01    Supply. The Licensee shall purchase from the Licensor such quantities of Zeroignition Solution as the Licensee and its Sublicensees require to manufacture and produce Zi-Products for sale, all in accordance with the terms of this Agreement. The Licensee shall not supply, transfer, provide or otherwise allow access to the Zeroignition Solution to any Person, including, without limitation, any Sublicensee, except to its employees having a need to access the Zeroignition Solution in order for the Licensee to exercise its rights and perform its obligations in accordance with the terms and conditions of this Agreement. The Licensor agrees to sell and supply to the Licensee such quantities of Zeroignition Solution as are ordered by the Licensee pursuant to and in accordance with the terms and conditions of this Agreement. The Licensor shall ensure that all Zeroignition Solution complies with all Applicable Laws affecting the manufacture and distribution of such fire retardant chemicals and solutions.

4.02    Minimum Requirement. The Licensee shall, at a minimum during each and every year during the Term of this Agreement, purchase Zeroignition Solution in accordance with the minimum requirements set out in Schedule "B" to this Agreement (the “Minimum Requirement”). If the Licensee fails to purchase such Minimum Requirement during any year during the Term, within thirty (30) days after the end of such year, the Licensee shall pay to the Licensor the difference between (a) the total amount that the Licensee would have paid to the Licensor if the Minimum Requirement had been fulfilled and (b) the sum of all purchases from the Licensor for the Zeroignition Solution during such year.

4.03    Forecast. Upon execution of this Agreement and updated monthly, the Licensee shall furnish to the Licensor a written twelve (12) month rolling forecast of the quantities of Zeroignition Solution that the Licensee intends to order from the Licensor during such period (“Rolling Forecast”). The first four (4) months of such Rolling Forecast shall constitute a binding order for the quantities of Zeroignition Solution specified therein (“Firm Commitment”) and the following eight (8) months of the Rolling Forecast shall be non-binding, good faith estimates.

4.04    Purchase Orders. The Licensee shall submit to the Licensor a purchase order for the quantity of Zeroignition Solution in the Firm Commitment, which specifies the requested delivery date(s) and the shipping destination for such Zeroignition Solution (“Purchase Order”). The Licensee shall submit each Purchase Order to the Licensor at least forty-five (45) days in advance of the earliest delivery date requested in such Purchase Order. For the purpose of clarity, the delivery date requested by the Licensee in each such Purchase Order shall not be binding upon the Licensor. Upon receipt of a Purchase Order, the Licensor shall promptly issue an order acknowledgment (“Acknowledgment”), including the expected delivery date. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement shall control. For the purpose of clarity, this Agreement shall supersede all standard terms and conditions of sale, supply or purchase commonly used by either party. Notwithstanding any amounts due to the Licensor under Section 4.02, if the Licensee fails to place Purchase Orders sufficient to satisfy the Firm Commitment, the Licensee shall, within thirty (30) days of receipt of an invoice from the Licensor, pay to the Licensor the amount for the total quantity of Zeroignition Solution that would have been manufactured if the Licensee had placed Purchase Orders sufficient to satisfy the Firm Commitment.

4.05    Purchase Price. The Licensor agrees to sell to the Licensee Zeroignition Solution in accordance with the price list set forth in Schedule "B" to this Agreement. Prices do not include applicable sales or use taxes and shipping costs (freight and insurance). All shipping costs, taxes, duties and other amounts assessed on the Zeroignition Solution prior to or upon sale to the Licensee are the responsibility of the Licensee, and the Licensee shall reimburse the Licensor for any such shipping costs, taxes, duties or other expenses paid by the Licensor.

4.06    Payment and Delivery. The Licensor shall invoice the Licensee for the quantity of Zeroignition Solution specified in a Purchase Order within five (5) business days of the Licensor’s receipt of such Purchase Order. The Licensee shall promptly pay each such invoice, and the Licensor shall have no obligation to manufacture or ship such quantity of Zeroignition Solution until the Licensee has paid such invoice. The Licensor shall use commercially reasonable efforts to ship the quantity of Zeroignition Solution specified in each Purchase Order to the Licensee at the destination set out in such Purchase Order within thirty (30) days of the Licensee’s payment of the applicable invoice. The Licensor shall tender the Zeroignition Solution for delivery, Ex Works (Incoterms 2000) the Licensor’s storage facility. The Licensee shall be responsible for all costs and risk of loss associated with shipment of the Zeroignition Solution.

4.07    Licensee’s Modification or Cancellation. The Licensee may modify the delivery date(s), delivery destination or quantity of Zeroignition Solution specified in a Purchase Order only by submitting a written change order to the Licensor at least thirty (30) business days in advance of the applicable delivery date specified in such Purchase Order. Such change order shall be effective and binding against the Licensor only upon the written approval of the Licensor, and notwithstanding the foregoing, the Licensee shall remain responsible for the Firm Commitment portion of the Rolling Forecast.

4.08    Unplanned Delay. The Licensor shall use commercially reasonable efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement. The Licensor shall provide the Licensee with as much advance notice as possible (and will use its best efforts to provide at least fifteen (15) days’ advance notice where possible) if the Licensor determines that any delivery of Zeroignition Solution will be delayed or eliminated for any reason.

ARTICLE 5
LICENSEE COVENANTS

5.01    Acquisition Fee. The Licensee accepts the License granted by the Licensor and agrees to pay to the Licensor for the License an acquisition fee of One Hundred and Fifty Thousand Canadian Dollars ($150,000 CAD), such fee to be paid and satisfied by the Licensee issuing to the Licensor Ten Million (10,000,000) fully paid and non-assessable common shares (the "Common Shares") in the capital stock of the Licensee immediately following compliance by the Licensee with all regulatory approvals required to effect the issuance of the Common Shares to the Licensor. Licensor acknowledges and agrees that the Common Shares have not been and will not be registered under the United States Securities Act of 1933, as amended, and will be subject to restrictions on sale, transfer, other disposition and hypothecation as more particularly described in that certain Investment Agreement between the Licensor and the Licensee dated as of even date herewith.

5.02    Sublicenses. The Licensee shall propose in writing to the Licensor any and all intended Sublicensees. The Licensor may, in its sole discretion, consent or withhold its consent to any such proposed Sublicensee upon written notice to the Licensee. The Licensor’s failure to provide notice of consent to the Licensee within forty-five (45) days following the Licensor’s receipt of such proposal shall be deemed a refusal of such consent by the Licensor. Any and all sublicenses of the License pursuant to Sections 3.01(c), 3.01(e) and 3.01(f) granted to a Sublicensee approved by the Licensor in accordance with this Section shall be subject to the following provisions:

(a)	Each sublicense agreement between the Licensee and any Sublicensee shall be in writing;

(b)

Each such sublicense agreement shall include, at a minimum, provisions substantially similar to the provisions of Articles 6, 7, 8, 11, 12 and 15, and Sections 5.03, 5.07, 5.12, 5.13, 10.03, and 10.04 of this Agreement;

(c)

Each such sublicense agreement shall also include provisions (i) prohibiting the Sublicensee from granting any further sublicense of the License to any Person and (ii) expressly identifying the Licensor as a third-party beneficiary of such sublicense agreement;

(d)	Subject to Section 10.03, the expiration or earlier termination of this Agreement shall immediately terminate any and all such sublicense agreements; and

(e)

The Licensee shall be fully liable to the Licensor for the full and timely performance of each Sublicensee in accordance with the terms and conditions of this Agreement and the sublicense agreement therewith. Any breach of the terms and conditions of this Agreement by the Licensee’s Sublicensees shall constitute a material breach of this Agreement by the Licensee.

5.03    Royalty. The Licensee shall pay to the Licensor, in consideration for the License, a continuing royalty (the “Royalty”) in an amount equal to: (a) one percent (1%) of the Licensee’s and its Sublicensee’s net invoice price from sales of Zeroignition Products reduced by the amount of any returns for which credit is allowed on the records of the Licensee or any of its Sublicensees; and (b) three percent (3%) of the Licensee’s net invoice price sales of EFB Pulp reduced by the amount of any returns for which credit is allowed on the records of the Licensee. The net invoice price shall be the amount as billed reduced by any sales taxes and other taxes, cash or trade discounts or allowance duly made to bona fide customers of the Licensee or, in the case of sales of Zeroignition Products, any of its Sublicensees.

5.04    Royalty Statements. On or before the fifteenth (15th) day of each month, the Licensee shall deliver to the Licensor a written statement disclosing the calculation of the Royalty due under this Agreement for the preceding month and shall state the quantity of Zeroignition Products sold during such preceding month by the Licensee and any of its Sublicensee and EFB Pulp sold during such preceding month by the Licensee.

5.05    Royalty Payments. The Royalty shall be paid monthly on or before the fifteenth (15th) day of each month for Zi Products sold by the Licensee and its Sublicensees and EFB Pulp sold by the Licensee during the immediately preceding month, shall be accompanied by the monthly royalty statement pursuant to Section 5.04, and shall be payable at the office of the Licensor; provided, however, that the Licensor may, at any time and from time to time, agree to postpone, alter or amend the payment or timing of the payment of Royalties solely within the Licensor’s discretion.

5.06    Currency. Unless otherwise specifically provided in this agreement, all references to dollar amounts or to other monetary amounts are expressed in Canadian Dollars.

5.07    Records and Audit. In order that the Royalty payable under this Agreement may be determined and the reports provided for herein be verified:

(a)

the Licensee agrees that it shall keep full, clear and accurate books and records showing records of sales of EFB Pulp sold by the Licensee and the calculation of all Royalties in respect of such sales due hereunder;

(b)

the Licensee agrees that it shall, and shall cause any and all of its Sublicensees to, keep full, clear and accurate books and records showing records of sales of each Zeroignition Product sold by the Licensee or any such Sublicensee and the calculation of all Royalties in respect of such sales due hereunder; and

(c)

the Licensee agrees that it shall, and shall cause all of its Sublicensees to, permit the Licensor, or its authorized representative, at all reasonable times during the Term of this Agreement and for a period of three (3) years thereafter, to inspect and examine the books and records of the Licensee relating to the sale of EFB Pulp, and of the Licensee or any Sublicensee relating to the sale of Zeroignition Products, in so far as it is deemed necessary by the Licensor to determine Royalty payments due under this Agreement.

(d)

Any inspection and examination initiated by the Licensor in accordance with Section 5.07(c) shall be at the expense of the Licensor; provided, however, in the event that an underpayment in past Royalties in excess of five percent (5%) is discovered, then the Licensee shall (i) pay for the costs of inspection and (ii) pay to the Licensor, within thirty (30) days of such discovery (in addition to the underpaid Royalty), interest on such underpaid amount from the date such Royalty was payable until the date such underpaid amount is actually paid at an annual rate of twelve percent 12% or the highest rate permitted by Applicable Law, whichever is lower. For the avoidance of doubt, the Licensee or the applicable Sublicensee shall pay any and all Royalty underpayments to the Licensor within thirty (30) days of the discovery of such underpayment.

5.08    Zi Products. The Licensee undertakes and agrees to manufacture and produce Zi-Products exclusively from EFB Waste Material, EFB Zi-Pulp or EFB Pulp using the Zeroignition New Materials Technology for sale and distribution to the Licensee’s customers in the ordinary course of the Licensee’s business.

5.09    Zi-Pulp and/or Zi-Chips. The Licensee undertakes and agrees to manufacture and produce Zi-Pulp and/or Zi-Chips exclusively for sale or distribution to Sublicensees of the Licensee and/or Zi Product Manufacturers identified by the Licensor in accordance with Section 3.05. The Licensee shall cause its Sublicensees not to supply, provide, transfer or otherwise allow access to any Zi-Pulp and Zi-Chips to any Person except to such Sublicensee’s employees having a need to access the Zi-Pulp and or Zi-Chips in order for the Sublicensee to exercise its rights and perform its obligations in accordance with the terms and conditions of the Sublicensee’s agreement with the Licensee and/or of this Agreement.

5.10    Exploitation of License. The Licensee agrees to: (a) manufacture and produce EFB Pulp in the Territory and to use its best efforts to promote, market, sell and distribute EFB Pulp throughout the Term; and (b) directly or through its Sublicensees, to manufacture and produce Zeroignition Products in the Territory and to use its best efforts to promote, market, sell and distribute Zeroignition Products throughout the Term, all in accordance with the terms and conditions of this Agreement.

5.11    Appropriate Use and Storage of Zeroignition Solution. The Licensee shall use its best efforts to train its employees on the proper use, handling, application and storage of the Zeroignition Solution in accordance with current use guidelines and Material Safety Data Sheets supplied by the Licensor from time to time. The Licensee shall use and store Zeroignition Solution in accordance with the Licensor’s storage guidelines and all Applicable Laws.

5.12    Appropriate Use and Storage of Zeroignition Products. The Licensee shall use its best efforts to train its Sublicensees, employees, permitted dealers and contractors on the proper usage and application of Zi-Products in accordance with current usage guidelines and Material Safety Data Sheets supplied by the Licensor from time to time. The Licensee shall use and store, and shall cause its Sublicensees to use and store, Zeroignition Products in accordance with the Licensor’s storage guidelines and all Applicable Laws.

5.13    Compliance with Law. The Licensee shall comply, and shall cause its Sublicensees to comply, with all Applicable Laws, including, without limitation, all labeling, advertising and consumer protection laws and regulations, applicable to the Licensee's or such Sublicensee’s business or to the making, using, offering for sale or selling of Zi Products in accordance with this Agreement. The Licensee shall, and shall cause its Sublicensees, at its or such Sublicensee’s expense, to obtain any required governmental consents, approvals or clearances required to use, market, sell or distribute (including across any applicable country borders) Zi Products made by the Licensee or such Sublicensee in accordance with the terms and conditions of this Agreement. The Licensee shall, and shall cause its Sublicensees, at its or such Sublicensee’s expense, to obtain any required government, industry, or third party jurisdictional certifications, listings, ratings, approvals or clearances required to use, market, sell or distribute (including across any applicable country borders) Zi Products made by the Licensee or such Sublicensee in accordance with the terms and conditions of this Agreement. At the Licensee’s reasonable request, the Licensor shall cooperate with and assist the Licensee and/or its Sublicensees, at the Licensee’s (or such Sublicensee’s) expense, in applying for, obtaining or maintaining any such consents, approvals or clearances, and any such jurisdictional certifications, listings, ratings, approvals or clearances.

ARTICLE 6
PRODUCT LIABILITY CLAIMS AND PRODUCT RECALL MATTERS

6.01    Labeling of Zi Products. The duties of the Licensee and its Sublicensees with respect to compliance with Applicable Laws shall include, but shall not be limited to, the inclusion of proper tags or labels to each Zi Product sold by the Licensee and such Sublicensees pursuant to this Agreement.

6.02    Procedure for Addressing Product Liability Claims. To the extent permitted by Applicable Laws, including applicable privacy laws or statutes, the Licensee shall, and shall cause its Sublicensees to: (a) collect and maintain, information relevant to each product liability claim; and (b) provide such information to the Licensor upon the Licensor’s request. The Licensee shall, and shall cause its Sublicensee’s to, promptly, but in no event later than thirty (30) days following the Licensee’s or such Sublicensee’s receipt of notice of any such claim, make any and all necessary replacements or take such other remedial actions in accordance with the requirements of Applicable Laws, all at the Licensee’s and/or such Sublicensee’s expense.

6.03    Product Recalls. The Licensee shall notify, and/or shall cause its Sublicensees to notify, the Licensor within ten (10) days of the Licensee’s or its Sublicensee’s receipt of notice of (a) any extraordinary volumes of Zi Product returns alleging a defect in any Zi Product, and (b) any consumer product safety claim, investigation or recall by any Governmental Authority. The Licensee shall not, and shall cause its Sublicensees not to, settle any such claim or make any commitment to any such consumer product safety agency, or other Governmental Authority or to any Person in settlement of such claim, investigation or recall involving a Zi Product without the prior written consent of the Licensor.

ARTICLE 7
NEW Zi PRODUCTS; TRADEMARKS

7.01    New Zi Products. In the event that the Licensee or any of its Sublicensees desire to manufacture and sell a new Zi Product, the Licensee shall submit to the Licensor (a) sufficient quantities of such proposed Zi Product to enable the Licensor to fully evaluate such proposed Zi Product, and (b) a written proposal describing the manufacturing specifications and the suggested retail price point of the proposed Zi Product. All new Zi Products must be of a quality commensurate with the “ZEROIGNITION” and “ZI” brands. Neither the Licensee nor any of its Sublicensees shall begin commercial manufacturing, distributing or selling any such proposed Zi Product without the prior written consent of the Licensor. Upon the Licensor’s written approval of any new Zi Product, such new Zi Product shall thereafter constitute a Zi Product for purposes of this Agreement, and shall be subject to all of the terms, conditions and restrictions on the manufacture and sale of Zi Products hereunder.

7.02    Advertising and Promotional Materials. All advertising, promotional materials (including all labels, packaging, containers and displays), websites and catalogues that include or refer to any of the Trademarks, alone or in connection with Zi Products, and all display and showroom presentations that include any of the Trademarks, shall be subject to the Licensor’s prior written approval. Upon the Licensor’s request, the Licensee shall promptly submit to the Licensor, and shall cause its Sublicensees to promptly submit to the Licensor, layouts for all displays or presentations and all copy, designs and layouts of advertising, promotional materials, websites and catalogues, with a list of media outlets in which such copy, design or layouts have been placed. If the Licensor requests a change in any of the foregoing materials, the Licensee shall timely comply, and shall cause its

Sublicensees to timely comply, with such request. The Licensee shall include in its contracts with its Sublicensees provisions prohibiting such Sublicensees from using any form of display or presentation advertising, promotional material, website or catalogue that has not been previously approved by the Licensor.

7.03    Quality Control Testing and Spot Checks. Upon request by the Licensor, the Licensor shall be entitled to review and inspect production samples of the Zi Products manufactured by the Licensee (including, without limitation, EFB Zi-Pulp and EFB Zi-Chips) or any Sublicensee for conformance with this Agreement. Such samples shall include the Zi Products and all associated packaging, labeling and advertising. In the event that any Zi Products or packaging, labeling or advertising materials bearing any Trademarks do not, in the Licensor’s reasonable judgment, meet the specifications or quality standards set forth in this Agreement, or established by the Licensor during the Term hereof, the Licensor shall notify the Licensee and the applicable Sublicensee, as the case may be, in writing of any such deficiencies. The Licensee shall not offer for sale, sell or otherwise distribute, and the Licensee shall cause its Sublicensees not to offer for sale, sell or otherwise distribute, any Zi Products bearing any of the Trademarks if the Licensee has been notified by the Licensor that any such Zi Product or any packaging, labeling and advertising materials bearing any Trademarks fails to meet any such specifications or quality standards, including, but not limited to, any failure of such Zi Products under any of the quality control testing procedures of the Licensor.

7.04    No Trade Name Usage of Trademarks. The Licensee shall not use, and shall cause its Sublicensees not to use, any of the Trademarks as a corporate name or a trade name, or as an element of a corporate name or trade name, or as any part of a telephone listing or URL, except in conjunction with listings or URLs that have received the Licensor’s prior written approval in accordance with the procedures set forth in Section 7.02 above. Upon the expiration or termination of this Agreement, at the Licensor’s request, the Licensee shall assign and transfer to the Licensor, without additional consideration, all such permitted telephone listings and URLs. The Licensee also hereby irrevocably appoints the Licensor as its agent and attorney-in-fact to execute and file on behalf of the Licensee the documentation necessary to transfer or discontinue all such telephone listings and URLs upon the expiration or termination of this Agreement.

7.05    Ownership of Trademarks. The Licensee acknowledges and agrees that the “ZEROIGNITION” and “ZI” names and brands are of substantial and critical financial value, and that all of the Trademarks are of prime importance, to the Licensor and/or to BLMH Technologies. The Licensee acknowledges that all Zi Products bearing any of the Trademarks must be of the highest quality to sustain such value and goodwill. The Licensee shall not, and shall cause its Sublicensees to not, at any time use, promote, advertise, display or otherwise commercialize any of the Trademarks or any material utilizing or reproducing the Trademarks in a manner that adversely affects any rights of ownership of the Licensor and/or BLMH Technologies, as the case may be, therein or in a manner that derogates or detracts from their repute. The Licensee acknowledges that the Licensor and/or BLMH Technologies, as the case may be, (a) is and shall remain the owner of all right, title and interest in and to each of the Trademarks in any form or embodiment thereof, and (b) is also the owner of all goodwill associated with the Trademarks in connection with the business and goods in relation to which the Trademarks are used. All goodwill generated by sales of Zi Products shall inure exclusively to the benefit of the Licensor and/or BLMH Technologies, respectively.

7.06    Trademark and Service Mark Applications. The Licensee acknowledges that only the Licensor and/or BLMH Technologies may file and prosecute trademark or service mark applications for the Trademarks. The Licensee shall cooperate, and shall cause its

Sublicensees to cooperate, with the Licensor or with BLMH Technologies, at the Licensor’s or BLMH Technologies’ expense, in connection with any such filings. The Licensee shall not register or apply to register, and shall cause its Sublicensees not to register or apply to register, in the Territory or elsewhere (a) any of the Trademarks, (b) any other marks that comprise a composite of any Trademarks with any other word, design or symbol, or (c) any mark that, when applied to the Zi Products, so closely resembles a Trademark as to cause the likelihood of confusion. The Licensee shall, and shall cause its Sublicensees to, without charge to the Licensor, do all things and execute all instruments, documents and certificates that may at any time be necessary or desirable to protect the Trademarks in the Territory and the validity of the registrations therefor and to ensure the Licensor’s and/or BLMH Technologies’ title thereto.

7.07    No Challenges to Validity. The Licensee shall not contest, and shall procure the obligation of each Sublicensee not to contest, (a) The Licensor’s or BLMH Technologies’ ownership rights, title, or interest in or to any of the Trademarks or (b) the validity of any Trademark or of any registration with respect to any Trademark.

7.08    Compliance with Local Trademark Laws. The Licensee shall use, and shall cause its Sublicensees to use, the Trademarks in accordance with Applicable Laws in the Territory, and to use such markings in connection therewith as may be reasonably required by the Licensor or required by Applicable Laws in the Territory. The Licensee shall fully cooperate with the Licensor, at the Licensee’s cost and expense, in preparing and causing to be recorded in every jurisdiction in the Territory, where applicable, registered user applications, agreements and/or all other documents that the Licensor considers necessary or desirable to evidence, protect and implement the rights of the Licensor and/or BLMH Technologies in the Trademarks.

7.09    Use of the Trademarks in “Registered User” Jurisdictions. If registration of the Licensee as a registered user or registration of the License is or becomes required in the Territory, the Licensee shall bear all expenses, including government fees and trademark agents’ fees, relating to such registration and relating to the cancellation of any registration. The Licensee also hereby irrevocably appoints the Licensor as its agent and attorney-in-fact to execute and file on behalf of the Licensee in the applicable trademark office(s) in the Territory cancellation applications and withdrawal requests with respect to any existing user registrations and any pending registered-user applications upon the expiration or termination of this Agreement.

ARTICLE 8
OWNERSHIP OF ZEROIGNITION NEW MATERIALS TECHNOLOGY

8.01    Ownership; Proprietary Notices. The Licensee acknowledges that BLMH Technologies owns, and Licensor Controls all right, title and interest in and to the Zeroignition Solution, Technical Know-how, Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, and all Intellectual Property Rights therein. The Licensee shall not delete or in any manner alter any copyright or proprietary rights notices of the Licensor appearing on or in the Zeroignition Solution, Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, or Technical Know-how as delivered to the Licensee. The Licensee will reproduce such notices on all copies that it makes of the Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, and/or Technical Know-how, including Improvements, in whole or in part.

8.02    No Additional Rights. The Licensee’s rights under the Intellectual Property Rights are hereby limited to the License rights expressly granted to the Licensee under Section

3.01 of this Agreement, and all rights not expressly granted to the Licensee herein are expressly reserved and retained by the Licensor.

8.03    No Patent Challenges. Unless prohibited under Applicable Laws, in the event that Licensee or any Sublicensee contests the validity of any patents related to the Zeroignition Solution, Zeroignition EFB Processing Technology, or to the Zeroignition New Materials Technology, whether such patents now exist or in the future will exist, and/or patent applications with respect to the Zeroignition Solution, Zeroignition EFB Processing Technology, or to the Zeroignition New Materials Technology, or the right or title of the Licensor or BLMH Technologies to any such patents and/or patent applications, or to any process, trade or manufacturing secret relating to the Zeroignition Solution, Zeroignition EFB Processing Technology, or to the Zeroignition New Materials Technology, then Licensor shall have the right to terminate this Agreement and all licenses granted herein immediately upon written notice to the Licensee.

8.04    Improvements. The Licensee shall immediately notify the Licensor in writing of any and all Improvements invented, conceived, created, made, developed, reduced to practice or otherwise obtained by the Licensee or any of its Sublicensees during the Term and thereafter. The Licensee agrees to assign and transfer, and hereby assigns and transfers, and shall cause its Sublicensees to assign and transfer, to Licensor or its designee, all right, title and interest in and to any and all such Improvements, and Intellectual Property Rights thereon, and all such Improvements shall constitute an integral part of the Zeroignition New Materials Technology and/or Zeroignition EFB Processing Technology, as applicable, for the purposes of the License. The Improvements shall be deemed to have been assigned and transferred immediately on being made, and the Licensee shall, execute and transfer to BLMH Technologies any and all papers necessary or proper to vest in BLMH Technologies and/or the Licensor title in and to all such Improvements.

8.05    Zeroignition Solution. The Licensee acknowledges that the chemical formulation of Zeroignition Solution is proprietary, confidential and a trade secret. The Licensee shall not disclose to any third parties, including Sublicensees, or analyze or reverse engineer or cause to be analyzed or reverse engineered any Zeroignition Solution, whether provided by the Licensor or otherwise. The Licensee hereby acknowledges and agrees that any unauthorized disclosure, analysis, reverse-engineering or use of Zeroignition Solution shall cause irreparable harm and significant injury to BLMH Technologies and the Licensor that may be difficult to ascertain. Accordingly, the Licensee agrees that the Licensor and BLMH Technologies shall have the right to seek and obtain immediate injunctive relief to enforce obligations respecting the Zeroignition Solution under this Agreement, in addition to any other rights and remedies that they may have, including damages.

8.06    No Patent Filings. The Licensee shall not file, and shall procure the agreement of its affiliates and Sublicensees that such affiliates and Sublicensees shall not file, any application for a patent or for any other intellectual property right with respect to or based on, directly or indirectly and whether in whole or in part, the Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, Technical Know-how, Improvements, or the composition, use or application of Zeroignition Solution.

8.06    Termination of Infringement.

(a)

Notice of Infringements. The Licensee shall inform, and shall cause its Sublicensees to inform, the Licensor promptly in writing of any alleged infringement or misappropriation of the Intellectual Property Rights in the Territory by any Person and of any available evidence thereof.

(b)

The Licensor’s Right to Pursue Infringements. The Licensor shall have the right, in its sole discretion, but shall not be obligated, to prosecute at its own expense all infringements or misappropriation of the Intellectual Property Rights in the Territory and, in furtherance of such right, the Licensee acknowledges, and shall procure the acknowledgment of its Sublicensees, that the Licensor may include the Licensee and/or its Sublicensees as a party plaintiff in any such suit. The Licensee and its Sublicensees shall have no right or authority to institute any infringement, misappropriation or other claim or action against any alleged infringer of the Intellectual Property Rights without the prior written consent of the Licensor. In the event that the Licensor undertakes the enforcement and/or defense of the Intellectual Property Rights by litigation, any recovery of damages shall belong to the Licensor.

(c)

Declaratory Judgment Actions. In the event a declaratory judgment action shall be brought by any Person against the Licensee or any of its Sublicensees alleging invalidity, noninfringement or absence of misappropriation of any of the Intellectual Property Rights, then in such event the Licensor, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of such action at its own expense.

(d)

Cooperation in Actions. In any infringement or misappropriation action that the Licensor may institute to enforce the Intellectual Property Rights pursuant to this Agreement, the Licensee shall, at the request and expense of the Licensor, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like. The Licensee shall also ensure that its contracts with its Sublicensees contain provisions requiring such Sublicensees to cooperate in the manner set out above at the request of the Licensor.

ARTICLE 9
TERM

9.01   The term of this Agreement shall be for a period of ten (10) years, commencing on the Effective Date, unless earlier terminated by either party in accordance with the provisions of Article 10. The Licensee shall have the right to renew this Agreement for successive periods of ten (10) years each, upon written notice sent to the Licensor one hundred and twenty (120) days prior to the end of the initial ten-year period or any renewal period, unless this Agreement is terminated by either party in accordance with the provisions of Article 10. The initial ten-year period and any renewal period shall collectively be referred to herein as the “Term.”

ARTICLE 10
TERMINATION

10.01  This Agreement shall be subject to termination by the Licensor on the following conditions:

(a)	if the Licensee shall fail to perform any of its obligations pursuant to this Agreement, or

(b)	the Licensee shall do any act or thing prohibited under the terms of this Agreement;

Provided, however, that if the Licensor elects to terminate this Agreement in accordance with this Section 10.01, the Licensor shall give the Licensee thirty (30) days’ notice in writing of the Licensee’s default constituting grounds for termination hereunder, and of its election to terminate this Agreement. If within thirty (30) days after the receipt of such notice, the Licensee shall cure such default, the termination notice shall be without force or effect. If the default specified in the notice is not cured within the thirty-day period, this Agreement and the rights under it shall be terminated without further notice. 10.02 In addition to the rights set forth in Sections 8.03 and 10.01, the Licensor shall have the right to terminate this Agreement at any time:

(a)

if any proceedings are commenced or taken for the dissolution, liquidation or winding-up of the Licensee or for the suspension of operations of the Licensee whether by extra-judicial means or under any statute of any applicable jurisdiction or otherwise, unless such proceedings have been stayed within thirty (30) days of commencement;

(b)

if a decree or order of a court having jurisdiction is entered adjudging the Licensee bankrupt or insolvent, or proving as properly filed a petition seeking a winding-up or arrangement or compromise of the Licensee under any bankruptcy, insolvency arrangement, winding-up or analogous law or issuing process or execution against the Licensee, or against any substantial part of the property of the Licensee or ordering the winding-up or liquidation of the Licensee and any such decree or order continues unstayed and in effect for a period of thirty (30) days of issuance, or if a trustee, receiver, receiver and manager, interim receiver, custodian or other Person with similar powers is appointed in respect of the Licensee or in respect of all or a substantial portion of its property or assets and any such appointment continues unstayed and in effect for thirty (30) days; or

(c)

if the Licensee becomes insolvent, admits its inability to or fails to pay its debts generally as they become due, or otherwise acknowledges its insolvency, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under any bankruptcy law or seeks relief under any bankruptcy, insolvency or analogous law or is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian sequestrator, agent for a person with similar powers, in respect of the Licensee or in respect of all or a substantial portion of its property or assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, compromise, composition, compounding, scheme, arrangement, extension of time, moratorium or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such petition or the commencement of such proceeding.

10.03  This Agreement shall be deemed to have been terminated on the day before the occurrence of any event described in this Article 10 and any permitted sublicense granted by the Licensee shall provide for its termination upon the termination of this Agreement; provided, however, that the Licensor, in its sole discretion, may elect to continue the sublicense with any Sublicensee, provided, further, that any such Sublicensee shall, within thirty (30) days of the effective date of termination of this Agreement, agree in writing to be bound directly to the Licensor under a license agreement substantially similar to this

Agreement with respect to the rights hereunder sublicensed to such Sublicensee by the Licensee. The Licensor and such Sublicensee shall promptly memorialize such direct license, and upon execution of such direct license agreement, such Sublicensee shall cease to be a Sublicensee for purposes of this Agreement.

10.04  Upon expiration of this Agreement or termination of this Agreement in accordance with the provisions of this Article 10: (a) the Licensee shall forthwith discontinue the use of the Zeroignition Solution, Technical Know-How, Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, and any Improvements; and (b) all Confidential Information and Zeroignition Solution remaining in the Licensee’s inventory shall be returned to the Licensor or destroyed immediately upon the Licensor’s request. Notwithstanding the preceding sentence, upon any termination of this Agreement in accordance with this Article 10, the licenses granted to the Licensee pursuant to Sections 3.01(a), (d), (f) and (g) shall survive for a period of one (1) year following the effective date of such termination for the sole and exclusive purpose of permitting the Licensee to sell its then-current inventory (as of the effective date of termination) of EFB Pulp and the Licensee and its Sublicensees to sell their respective then-current inventories (as of the effective date of termination) of Zi Products all subject to the provisions of Sections 5.03, 5.04, and 5.05 on the Licensee’s payment of the Royalty. Within thirty (30) days of the effective date of termination, the Licensee shall furnish to the Licensor a written statement setting forth the quantity of EFB Pulp in its inventory, and the quantity of Zi Products in the Licensee’s and each of its Sublicensee’s respective inventories, upon such effective date of termination, and such statement shall be certified by an independent public accountant. Expiration of this Agreement or termination by the Licensor in accordance with this Article 10 shall not in any way operate to deny any of the Licensor’s rights or remedies including damages, either at law or in equity, or to relieve the Licensee of any obligation accrued prior to the effective date of termination or expiration.

ARTICLE 11
CONFIDENTIAL INFORMATION

11.01  Definition. In this Agreement, “Confidential Information” means confidential and proprietary information of the Licensor that is disclosed to the Licensee, which, in the case of written information, is marked “confidential” or “proprietary” and which, in the case of information disclosed orally, is identified at the time of the disclosure as confidential and proprietary and will be summarized and confirmed in writing as such by the Licensor within thirty (30) calendar days of the disclosure. Confidential Information shall not include information that: (a) is now or subsequently becomes generally available to the public through no fault or breach of this Agreement by the Licensee; (b) is independently developed by the Licensee after the Effective Date without the use of or access to any Confidential Information of the Licensor; or (c) the Licensee rightfully obtains from a third party that has the right to transfer or disclose such information. Notwithstanding anything herein to the contrary, the Licensee acknowledges that all of the Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, Technical Know-how, Improvements and Intellectual Property Rights (in any form that is not publically available) therein shall be deemed “Confidential Information” of the Licensor for all purposes of this Agreement, whether or not so marked or designated by the Licensor.

11.02  Obligations. The Licensee shall not, and shall cause its Sublicensees to not, disclose, publish, or disseminate the Confidential Information of the Licensor to any Person other than (a) to those of the Licensee’s or such Sublicensee’s employees and consultants with a bona fide need to know such Confidential Information in connection with the Licensee’s exercise of its rights and/or performance of its obligations under this Agreement but subject always to Section 8.05, or (b) as may be required by Governmental Law or judicial process; provided, however, that the Licensee or the applicable Sublicensee shall notify the Licensor sufficiently in advance of any such disclosure to enable the Licensor to take any action as it sees fit under the circumstances and; provided further, that the Licensee or its applicable Sublicensee shall in any event seek and secure confidential treatment of the Confidential Information so disclosed to the fullest extent permitted under Applicable Law. The Licensee shall use, and shall cause its Sublicensees to use, the same degree of care that it uses to hold in confidence its own most valuable proprietary information, but in no event less than reasonable care, to prevent any unauthorized use, disclosure, publication, or dissemination of the Licensor's Confidential Information. The Licensee shall, and shall cause its Sublicensees to, accept and use the Licensor’s Confidential Information only for the purpose of performing its obligations and exercising its rights under this Agreement.

ARTICLE 12
INJUNCTIVE RELIEF

12.01  In addition to and not in lieu of the Licensee’s acknowledgment pursuant to Section 8.05, the Licensee acknowledges, and shall procure the acknowledgment of its Sublicensees, that any breach of its obligations under this Agreement with respect to the Zeroignition Solution, Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, Technical Know-how, Improvements, the Intellectual Property Rights or the Licensor’s Confidential Information, including, without limitation any failure by the Licensee or its Sublicensees to use the Zeroignition New Materials Technology strictly in accordance with the License granted to the Licensee under Section 3.01 of this Agreement, will cause the Licensor irreparable injury for which there are inadequate remedies at law. Accordingly, the Licensor shall be entitled to equitable relief (including but not limited to injunctive relief, including the remedy of specific performance) in addition to all other rights and remedies provided by this Agreement or available at law.

ARTICLE 13
WARRANTIES, DISCLAIMERS OF WARRANTY; LIMITATIONS ON CERTAIN
DAMAGES AND ON LIABILITY

13.01  Licensor Warranty. The Licensor warrants to the Licensee that the Licensor has the right to grant the License and that the Licensor has not granted and shall not grant any license or licenses to any Person in conflict with the License granted to the Licensee herein.

13.02   Disclaimer of Warranties.

(a)	The Licensor does not guarantee nor warrant that any of the Trademarks will remain registered or otherwise protected.

(b)

THE LICENSEE ACKNOWLEDGES AND AGREES THAT THE ZEROIGNITION SOLUTION IS PROVIDED “AS-IS.” THE LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ZEROIGNITION SOLUTION, AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

13.03  INCIDENTAL AND CONSEQUENTIAL DAMAGES. UNLESS SET FORTH OTHERWISE BY GOVERNMENTAL LAW, THE LICENSOR SHALL NOT BE LIABLE IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE FOR DAMAGE OR LOSS OF OTHER PROPERTY, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF PROPERTY, COST OF CAPITAL, CLAIMS OF CUSTOMERS OF LICENSEE OR ITS

SUBLICENSEES, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, EVEN IF THE LICENSOR IS AWARE OR SHOULD BE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE LICENSOR SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO THE LICENSEE OR TO ANY PERSON FOR ANY DEFECT IN ANY EFB PULP OR ANY ZI PRODUCT.

13.04.  LIMITATION OF LIABILITY. UNLESS SET FORTH OTHERWISE BY GOVERNMENTAL LAW, THE REMEDIES OF THE LICENSEE SET FORTH HEREIN ARE EXCLUSIVE, AND THE TOTAL CUMULATIVE LIABILITY OF THE LICENSOR WITH RESPECT TO ANY CLAIM OR ACTION ARISING UNDER THIS AGREEMENT, OR ANYTHING DONE IN CONNECTION HEREWITH, SUCH AS THE PERFORMANCE OR BREACH THEREOF, OR FROM THE PRODUCTION, SALE, DELIVERY, RESALE, OR USE OF ANY OF THE ZI PRODUCTS COVERED BY OR FURNISHED PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED $250,000 U.S. DOLLARS.

ARTICLE 14
INDEMNITY

14.01  The Licensee will be solely responsible for any commercial or legal liability that may arise as a result of the Licensee's or its Sublicensee’s exercise of the License granted by the Licensor to the Licensee under this Agreement, and the Licensee shall defend, indemnify, and hold the Licensor harmless from and against any and all suits, claims (including, without limitation, claims for infringement of any intellectual property rights of any Person), proceedings, judgments, awards, damages, loss, liability (including, without limitation, product liability and strict liability), cost and expenses (including without limitation reasonable attorney's fees and other related costs) (collectively, “Claims”) that are incurred or suffered by the Licensor or any of its affiliates, directors, officers, employees, or agents to the extent that such Claims arise or result, directly or indirectly, from (a) the Licensee's or its Sublicensee’s exercise of the License or any other rights granted to the Licensee under this Agreement, including, without limitation, any use, manufacture, sale, promotion or distribution of Zi Products by the Licensee or its Sublicensees, and use of, or exposure to, the Zeroignition Solution, (b) the conduct of the Licensee's business directly or through any affiliate of the Licensee, or (c) any negligence or willful misconduct by the Licensee or its Sublicensees.

ARTICLE 15
INSURANCE

15.01  The Licensee shall, and the Licensee shall cause its Sublicensees, at the Licensee’s or Sublicensee’s own cost and expense, to obtain and maintain in full force and effect during the Term and for a period of three (3) years thereafter, insurance to cover any liability that such Person may incur as a result of its performance of this Agreement and/or manufacture or sale of Zi Products, including, but not limited to Product Liability Insurance. Each insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII. If any of the required policies of insurance are written on a claims-made basis, such policies shall be maintained throughout the Term and for a period of at least three (3) years thereafter. The Licensee shall, and shall cause its Sublicensees to, obtain a waiver from any insurance carrier with whom such Person carries Product Liability Insurance and/or Workers’ Compensation Insurance releasing its subrogation rights against the Licensor. The Licensor, BLMH Technologies, and their affiliates shall be named as additional insureds under the Product Liability insurance policy with respect to the Zi Products. Each party shall provide to the other party, upon such other party’s reasonable request, a certificate of insurance for such party stating the scope, duration and coverage limits of such party’s applicable insurance policies.

ARTICLE 16
TRANSFER OR ASSIGNMENT OF LICENSE

16.01  The Licensee shall not assign, transfer, or encumber the Licensee’s interest in this Agreement or its respective rights or obligations without the prior written consent of the Licensor, which consent may not be unreasonably withheld. Any attempted assignment without such consent shall be void. In the event that the Licensee dissolves, transfers, sells, assigns, mortgages, encumbers, pledges, or otherwise disposes of (a) all or substantially all of its business that is the subject of this Agreement, or (b) fifty percent (50%) or such other controlling interest in the ownership of the Licensee (whether in the form of stock or otherwise) as determined pursuant to Applicable Law, such change in control shall constitute an assignment for purposes of this Agreement, which shall require the prior written consent of the Licensor in accordance with this Section 16.01. Notwithstanding the foregoing provisions of this Section, the Licensee shall have the right to grant sublicenses of the License in the Territory in accordance with the terms and conditions of this Agreement, without the consent of Licensee. The Licensor shall have the right to assign its respective rights and obligations under this Agreement to any of its affiliates and to any Person acquiring all or substantially all of the assets thereof to which this Agreement relates.

ARTICLE 17
INDEPENDENT CONTRACTOR STATUS

17.01  The relationship of the parties established by this Agreement is that of licensor and licensee, and all work and duties to be performed by the Licensee as contemplated by this Agreement shall be performed by the Licensee as an independent contractor. It is not the intention of the parties to this Agreement to create, nor shall this Agreement be construed as creating, any joint venture, partnership or agency relationship between the parties so as to render either party liable to the other party for anything more than the performance of its respective obligations hereunder. Nothing in this Agreement or otherwise shall be construed as constituting an appointment of the Licensee as an agent, legal representative, joint-venture partner, partner, employee or servant of BLMH Technologies or the Licensor for any purpose whatsoever. The Licensee is not authorized to transact business, incur obligations, sell goods, solicit orders, or assign or create any obligation of any kind, express or implied, on behalf of BLMH Technologies or the Licensor, or to bind such parties in any way whatsoever, or to make any contract, promise, warranty or representation on BLMH Technologies’ or the Licensor’s behalf, except those warranties and representations which BLMH Technologies makes on specific Zi Products.

ARTICLE 18
FORCE MAJEURE

18.01  In the event of any inability or failure by the Licensor to manufacture, supply or ship any of the Zeroignition Solution herein by reason of any fire, explosion, war, riot, strike, walk-out, labour controversy, flood, shortage of water, power, labour, transportation facilities or necessary materials or supplies, default or failure of carriers, breakdown in or the loss of production or anticipated production from any facility or equipment, act of God or public enemy, any law, act or order of any Governmental Authority, or any other direct cause (whether or not of the same character as the foregoing) beyond the reasonable control of the Licensor, then the Licensor shall not be liable to the Licensee during the period and to the extent of such inability or failure. Deliveries omitted in whole or in part while such inability remains in effect shall be canceled.

ARTICLE 19
MISCELLANEOUS

19.01  Notices.

(a)

All notices and reports required under, and other communications with respect to, this Agreement shall be in writing, in the English language, and given or sent to the party to be notified at its respective address set forth below either: (i) personally and thereby deemed to be given on that day; (ii) by nationally recognized overnight courier service (e.g., Federal Express) and thereby deemed to be given on the third business day following dispatch; or (iii) by registered letter and thereby deemed to be given on the tenth day following the day of posting.

To the Licensor at:	Fire Block Technologies Inc.
c/o Abegweit Consulting Inc.
#2 Rendezvous Road
Worthing, Christ Church
Barbados BB 15006
Fax: (246) 435-0230

With a Copy to:	BLMH Technologies Inc.
c/o Wayne A. Harvey
102-1819 Granville Street
Halifax, Nova Scotia
Canada B3J 3R1
Fax: (902) 492-0634
Email: harveyhmwlaw@eastlink.ca

To the Licensee at:	WorldStar Energy Corp.
No. 66 Gloucester Road
Pico Tower, 5th Floor
Wanchai, Hong Kong
China
Fax: (604) 648-8703
Attention: Michael W. Kinley

(b)

Any party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the date of giving of such notice the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

19.02  Governing Law. This Agreement shall be governed and interpreted by the laws of Barbados and the laws of Indonesia applicable therein.

19.03  Third Party Beneficiaries. The parties expressly acknowledge and agree that BLMH Technologies is an intended third-party beneficiary of this Agreement. Other than BLMH Technologies, there are no third-party beneficiaries, including, without limitation, any Sublicensee or any employee of either party, to this Agreement.

19.04  Binding Effect. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective administrators, successors and permitted assigns. 19.05 Severability. If any of the provisions of this Agreement are ever held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall, where possible, be construed and enforced as if such illegal and invalid provisions had never been inserted therein.

19.06  No Publicity. Except as and to the extent required by law neither the Licensor nor the Licensee shall, and each shall direct their respective representatives not to, without the prior written consent of the other parties to this Agreement, directly or indirectly, make any public comment, statement or communication with respect to or otherwise disclose or permit the disclosure of the existence of this Agreement or the transactions contemplated by this Agreement or any of the terms, conditions or other aspects of this Agreement or the transactions contemplated by this Agreement.

19.07  Further Assurances. Each party to this Agreement covenants and agrees that it will at all times, both before and after the Effective Date, promptly execute and deliver all such instruments and documents including, without limitation, all such additional conveyances, transfers, consents and other assurances, and do or cause to be done all such other acts and things as another party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

19.08  Dispute Resolution. In the event any controversy, dispute, Claim, question or difference (a “Dispute”) arises out of, or with respect to, this Agreement or its performance, enforcement, breach, termination or validity, the parties will use commercially reasonable efforts to settle the Dispute. To this end, the parties will consult and negotiate with each other in good faith and understanding of their mutual interests in an effort to reach a just and equitable solution satisfactory to both parties. Subject to the last sentence of this Section 19.08, all Disputes that the parties are unable to resolve after sixty (60) days of good faith negotiations will be finally settled under the Rules of Arbitration of the International Chamber of Commerce’s International Court of Arbitration by three (3) arbitrators appointed in accordance with said rules. The arbitration award shall be final and binding on both parties. The costs of arbitration shall be borne by the losing party or as otherwise determined by the arbitral panel. The seat of arbitration will be New York, New York. The language of the arbitration will be English. Judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the applicable party and/or its assets. The Licensee acknowledges and agrees that the Licensor has no obligation to submit to such binding arbitration procedure (a) any Dispute for which the Licensor seeks to enforce its rights of defense and indemnification hereunder against the Licensee, or (b) any Dispute involving any breach or threatened breach by the Licensee of its obligations under this Agreement with respect to the Zeroignition Solution, Zeroignition New Materials Technology, Zeroignition EFB Processing Technology, Technical Know-how, Improvements, the Intellectual Property Rights or the Licensor’s Confidential Information, for which the Licensor shall be entitled to seek immediate relief in any court of competent jurisdiction.

19.09  Entire Agreement. This Agreement constitutes the entire agreement between the Licensor and the Licensee with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof.

19.10  Amendment. This Agreement may not be amended except in a writing that is signed by an authorized representative of both the Licensor and the Licensee and that includes an affirmative statement that this Agreement is being amended thereby.

19.11  No Waiver. Any waiver must be in writing and signed by the party against whom enforcement is sought. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right to thereafter insist upon strict adherence to that term or any other term of this Agreement.

19.12  Survival. The following Articles and Sections shall survive any termination or expiration of this Agreement: Articles 2, 6, 8, 11, 12, 14, 15, 17, and 19, and Sections 5.03 through 5.07 (inclusive), 5.11 through 5.13 (inclusive), 7.04, 7.09 (last sentence), 10.04, 13.02 through 13.04 (inclusive), and 16.01 (except third sentence). Without limiting the generality of the foregoing, the special powers of attorney granted in Sections 7.04 and 7.09 are coupled with an interest, are irrevocable, and shall survive the expiration or termination of this Agreement.

19.13  Headings. The headings contained in this Agreement are for convenience of reference only and are not considered a part of this Agreement and shall in no way affect or alter the meaning or effect of any of the provisions of this Agreement.

19.14  English Language. The parties expressly stipulate that this Agreement has been drafted in the English language. Any translation prepared for any reason will be a non-binding accommodation of no legal effect and the English-language version of this Agreement shall govern.

19.15  Counterparts. This Agreement may be executed in any number of counterparts of the signature page, each of which shall be considered an original and, when taken together, shall be deemed to be one and the same agreement. In addition, a signature which is reproduced by facsimile transmission or by electronic data transmission shall be deemed an original.

(THE REST OF THIS PAGE IS LEFT INTENTIONALLY BLANK)

          IN WITNESS WHEREOF the parties hereto have properly executed this Agreement as of the Effective Date.

SIGNED, SEALED AND DELIVERED	)
- in the presence of -)		FIRE BLOCK TECHNOLOGIES INC.
)
)
	)	Per: _____________________________________________
)
	)	Printed Name: _____________________________________
)
	)	Title: ____________________________________________
)
	)	WORLDSTAR ENERGY INC.
)
)
	)	Per: _____________________________________________
)
	)	Printed Name: _____________________________________
)
	)	Title: ____________________________________________

SCHEDULE A

TERRITORY

  BRUNEI

  BURMA

  CAMBODIA

  CHINA

  EAST TIMOR

  INDONESIA

  LAOS

  MALAYSIA

  PHILIPPINES

  SINGAPORE

  THAILAND

  VIETNAM

SCHEDULE B

ZEROIGNITION SOLUTION PRICING AND MINIMUM ORDER REQUIREMENTS

Product Pricing and Terms of Sale

Pricing:	$3.50 per US gallon or $0.925 per liter

Price Adjustment:	Pricing is subject to adjustment based upon the cost of raw chemicals and for volume purchasing

Terms of Sale:	Prior to shipment unless otherwise agreed to in writing by the Licensor.

Minimum Annual Order Requirements of the Licensee in CAD

Year 1 – $5,000,000

Year 2 – $25,000,000

Year 3 –$75,000,000

Year 4 – $100,000,000

In each subsequent year during the Term of the License and all extensions thereof, a minimum of $100,000,000

          IN WITNESS WHEREOF the parties hereto have properly executed this Agreement as of the Effective Date.

SIGNED, SEALED AND DELIVERED	)
- in the presence of -)		FIRE BLOCK TECHNOLOGIES INC.
)
)
	)	Per: /s/ Richard A. Maxwell
)
	)	Printed Name: Richard A. Maxwell
)
	)	Title: President
)
	)	WORLDSTAR ENERGY INC.
)
)
	)	Per: /s/ Supriadi
)
	)	Printed Name: Supriadi
)
	)	Title: Director